For Immediate Release

LL FLOORING REPORTS FIRST QUARTER 2022 FINANCIAL RESULTS

RICHMOND, Va., May 4, 2022 – LL Flooring Holdings, Inc. (“LL Flooring” or “Company”) (NYSE: LL), a leading specialty retailer of hard-surface flooring in North America, today announced financial results for the first quarter ended March 31, 2022.

President and Chief Executive Officer Charles Tyson said, “During the first quarter, our team continued to gain traction on our six core growth strategies supporting our goal to deliver $1.5 billion in net sales with expanded operating margin by 2024. We were particularly pleased to report record sales to Pro customers and to open seven new stores during the quarter.

“Our first quarter financial results were in line with our expectations, with comparable store sales down 3.6%, marking a sequential improvement from the fourth quarter of 2021 and a 3.3% increase on a two-year stack basis. We faced macroeconomic headwinds from inflation and a shift in consumer spending to travel and leisure this year compared to stimulus and nesting spending in the first quarter of 2021. In addition, much of the increase in our total inventories to $319 million remained in transit throughout the quarter. Finally, in January, we experienced significant store closures related to a COVID-19 variant. We reported operating margin of 1.8%, also in line with our expectations, as we continued to navigate gross margin headwinds as well as make increased investments in our long-term growth strategies.”

Tyson continued, “Our balance sheet is strong. We had total liquidity of $231 million at the end of the first quarter. In April, we commenced our share repurchase program and, through April 29th, we have repurchased $1.5 million under that program, underscoring our confidence in our long-term net sales and profitability growth.”

First Quarter Financial Highlights

●	Net sales of $279.0 million decreased $4.4 million, or 1.6%, from the first quarter of 2021. The Company reported record sales to Pro customers and a 4.1% increase in net services sales, which partially offset a decrease in sales to homeowners
●	Comparable store sales decreased 3.6% from the first quarter of 2021, but increased 3.3% on a two-year stack basis. The decrease in comparable store sales primarily reflected the same drivers as the change in net sales
●	Gross margin of 37.3% decreased 350 basis points as a percentage of sales compared to the same period last year; Adjusted gross margin[1] of 37.2% decreased 130 basis points as a percentage of sales compared to the same period last year, primarily reflecting significantly higher transportation and material costs (collectively up more than 1,000 basis points) that the Company was able to partially mitigate through pricing, promotion and alternative country/vendor sourcing strategies
●	SG&A as a percentage of net sales of 35.5% decreased 70 basis points compared to the first quarter of last year; Adjusted SG&A1 as a percentage of net sales of 35.5% increased 210 basis points compared to the first quarter of last year, primarily due to increased investment in growth strategies, including new stores and Pro initiatives, as well as continued investment in customer-facing and distribution center personnel
●	Operating margin of 1.8% decreased 280 basis points compared to the first quarter of last year; Adjusted operating margin[1] of 1.7% decreased 340 basis points compared to the first quarter of last year, primarily reflecting increased SG&A as a percent of net sales and lower gross margin
●	Diluted EPS of $0.14 decreased $0.22 compared to the first quarter of last year; Adjusted diluted EPS[1] of $0.13 decreased $0.21 compared to the first quarter of last year
●	During the first quarter of 2022, the Company opened seven new stores, bringing total store count to 431 as of March 31, 2022
●	The Company increased total inventories by $64 million at March 31, 2022 compared to December 31, 2021
●	During the first quarter of 2022, the Company reduced the percent of merchandise receipts subject to Section 301 tariffs to 16% from 23% during the first quarter of 2021

1Please refer to the “Non-GAAP and Other Information” section and the GAAP to non-GAAP reconciliation tables below for more information.

Cash Flow & Liquidity

As of March 31, 2022, the Company had liquidity of $231.4 million, consisting of excess availability under its Credit Agreement of $175.3 million, and cash and cash equivalents of $56.1 million. This represents an increase in liquidity of $4.2 million from December 31, 2021.

During the first quarter of 2022, the Company used $23.4 million of cash flows for its operating activities primarily due to replenishing its inventories, partially offset by increased accounts payable and net income. For the first quarter of 2021, the Company generated $44.5 million of cash flows from operating activities, primarily reflecting increased working capital.

Through April 29th, the Company made cash payments of $1.5 million to repurchase 105,700 shares at an average cost of $14.13 per share. There remains $48.5 million outstanding under the share repurchase authorization.

2022 Business Outlook

The Company continues to navigate uncertainty in the macroeconomic environment related to inflation, consumer spending, global supply chain disruptions, COVID-19, and a challenging labor market. As a result, the Company is not providing financial guidance at this time.

The Company is, however, reaffirming the outlook provided on February 23, 2022 as follows:

●	The Company continues to expect comparable store sales for the second quarter to improve on a percentage basis versus the first quarter of 2022, and to show positive growth for the full year 2022

●	The Company’s outlook for net sales and comparable store sales growth anticipates inventories returning to optimal levels by the end of the first half as we bring in-transit inventories into our stores and distribution centers, and increasing traction on its growth strategies as the year progresses and the macroeconomic headwinds lessen

●	The Company expects higher transportation and material costs will be a headwind to gross margins in 2022. The Company expects to continue to partially offset these higher costs through pricing, promotion and sourcing strategies but will monitor the market to inform and guide its decisions

●	The Company expects SG&A as a percent of sales to increase in 2022 compared to 2021, reflecting an investment year in support of its goal to grow net sales to $1.5 billion by 2024

●	The Company expects to invest $50 million to $70 million in inventory in 2022

●	The Company expects capital expenditures in the range of approximately $28 million to $32 million, primarily to support growth strategies such as new stores

●	The Company expects to open 20 to 25 new stores in 2022

Learn More about LL Flooring

●	Our commitment to quality, compliance, the communities we serve and corporate giving: https://llflooring.com/corp/quality.html
●	Our commitment to Environmental, Social and Governance (“ESG”) https://investors.llflooring.com/esg/default.aspx
●	Follow us on social media: Facebook, Instagram and Twitter.

Conference Call and Webcast Information

The Company plans to host a conference call and audio webcast on May 4, 2022, at 8:00 a.m. Eastern Time. The conference may be accessed by dialing (844) 200-6205 or (646) 904-5544 and entering pin number 995986. A replay will be available approximately two hours after the call ends through Wednesday, May 11, 2022 and may be accessed by dialing (929) 458-6194 and entering pin number 504097. The live conference call and replay can also be accessed via audio webcast at the Investor Relations section of the Company's website, https://investors.llflooring.com.

About LL Flooring

LL Flooring is one of the leading specialty retailers of hard-surface flooring in the U.S. with 431 stores. The Company seeks to offer the best customer experience online and in stores, with more than 500 varieties of hard-surface floors featuring a range of quality styles and on-trend designs. LL Flooring’s online tools also help empower customers to find the right solution for the space they’ve envisioned. LL Flooring’s extensive selection includes waterproof vinyl plank, solid and engineered hardwood, laminate, bamboo, porcelain tile, and cork, with a wide range of flooring enhancements and accessories to complement. Our stores are staffed with flooring experts who provide advice, Pro partnership services and installation options for all of LL Flooring’s products, the majority of which is in stock and ready for delivery.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release includes statements of the Company’s expectations, intentions, plans and beliefs that constitute “forward-looking statements” within the meanings of the Private Securities Litigation Reform Act of 1995. These statements, which may be identified by words such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “thinks,” “estimates,” “seeks,” “predicts,” “could,” “projects,” “potential” and other similar terms and phrases, are based on the beliefs of the Company’s management, as well as assumptions made by, and information currently available to, the Company’s management as of the date of such statements. These statements are subject to risks and uncertainties, all of which are difficult to predict and many of which are beyond the Company’s control.

The Company specifically disclaims any obligation to update these statements, which speak only as of the dates on which such statements are made, except as may be required under the federal securities laws. For a discussion of the risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see the “Risk Factors” section of the Company’s annual report on Form 10-K for the year ended December 31, 2021, and the Company’s other filings with the Securities and Exchange Commission (“SEC”). Such filings are available on the SEC’s website at www.sec.gov and the Company’s Investor Relations website at https://investors.llflooring.com.

Non-GAAP and Other Information

To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses the following non-GAAP financial measures in the body of this press release and in the supplemental tables at the end of the release: (i) Adjusted Gross Profit; (ii) Adjusted Gross Margin; (iii) Adjusted SG&A; (iv) Adjusted SG&A as a percentage of net sales; (v) Adjusted Operating Income; (vi) Adjusted Operating Margin; (vii) Adjusted Other Expense; (viii) Adjusted Other Expense as a percentage of net sales; (ix) Adjusted Earnings; and (x) Adjusted Earnings per Diluted Share. These non-GAAP financial measures should be viewed in addition to, and not in lieu of, financial measures calculated in accordance with GAAP. These supplemental measures may vary from, and may not be comparable to, similarly titled measures by other companies.

The non-GAAP financial measures are presented because management and analysts use these non-GAAP financial measures to evaluate the Company’s operating performance and, in certain cases, to determine incentive compensation. Therefore, the Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to, and facilitates additional analysis by, investors. The presented non-GAAP financial measures exclude items that management does not believe reflect the Company’s core operating performance, which include regulatory and legal settlements and associated legal and operating costs, changes in antidumping and countervailing duties, and store closures, as such items are outside of the Company’s control due to their inherent unusual, non-operating, unpredictable, non-recurring, or non-cash nature.

For further information contact:

LL Flooring Investor Relations

Julie MacMedan

ir@llflooring.com

Tel: 804-420-9801

(Tables Follow)

LL Flooring Holdings, Inc.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	March 31,	December 31,
	2022	2021
Assets
Current Assets:
Cash and Cash Equivalents	$56,071	$85,189
Merchandise Inventories	318,574	254,385
Prepaid Expenses	10,549	9,160
Other Current Assets	12,793	11,094
Total Current Assets	397,987	359,828
Property and Equipment, net	99,365	96,926
Operating Lease Right-of-Use Assets	125,747	119,510
Goodwill	9,693	9,693
Net Deferred Tax Assets	11,179	11,336
Other Assets	6,659	8,599
Total Assets	$650,630	$605,892

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts Payable	$91,109	$63,464
Customer Deposits and Store Credits	69,314	67,063
Accrued Compensation	7,605	10,128
Sales and Income Tax Liabilities	5,070	4,297
Accrual for Legal Matters and Settlements	32,527	33,611
Operating Lease Liabilities - Current	33,730	33,060
Other Current Liabilities	26,404	20,717
Total Current Liabilities	265,759	232,340
Other Long-Term Liabilities	5,714	4,268
Operating Lease Liabilities - Long-Term	102,654	97,163
Credit Agreement	—	—
Total Liabilities	374,127	333,771

Commitments and Contingencies

Stockholders’ Equity:
Common Stock ($0.001 par value; 35,000 shares authorized; 30,702 and 30,536 shares issued and 29,228 and 29,113 shares outstanding, respectively)	31	31
Treasury Stock, at cost (1,474 and 1,423 shares, respectively)	(146,147)	(145,337)
Additional Capital	228,959	227,804
Retained Earnings	193,660	189,623
Total Stockholders’ Equity	276,503	272,121
Total Liabilities and Stockholders’ Equity	$650,630	$605,892

LL Flooring Holdings, Inc.

Condensed Consolidated Statements of Income and Comprehensive Income

(Unaudited, in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2022	2021

Net Sales
Net Merchandise Sales	244,271	250,043
Net Services Sales	34,761	33,407
Total Net Sales	$279,032	$283,450
Cost of Sales
Cost of Merchandise Sold	147,419	142,010
Cost of Services Sold	27,534	25,848
Total Cost of Sales	174,953	167,858
Gross Profit	104,079	115,592
Selling, General and Administrative Expenses	99,025	102,487
Operating Income	5,054	13,105
Other Income	(15)	(769)
Income Before Income Taxes	5,069	13,874
Income Tax Expense	1,032	3,252
Net Income and Comprehensive Income	$4,037	$10,622

Net Income per Common Share—Basic	$0.14	$0.37
Net Income per Common Share—Diluted	$0.14	$0.36

Weighted Average Common Shares Outstanding:
Basic	29,145	28,943
Diluted	29,417	29,547

LL Flooring Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Three Months Ended March 31,
	2022	2021

Cash Flows from Operating Activities:
Net Income	$4,037	$10,622
Adjustments to Reconcile Net Income:
Depreciation and Amortization	4,492	4,664
Deferred Income Taxes Provision	157	27
Income on Vouchers Redeemed for Legal Settlements	(423)	(503)
Stock-Based Compensation Expense	873	1,230
Provision for Inventory Obsolescence Reserves	(110)	26
Gain on Disposal of Fixed Assets	(9)	(30)
Changes in Operating Assets and Liabilities:
Merchandise Inventories	(64,793)	18,002
Accounts Payable	26,037	6,042
Customer Deposits and Store Credits	2,251	6,822
Accrued Compensation	(2,523)	(6,759)
Tariff Recovery Receivable	-	3,008
Prepaid Expenses and Other Current Assets	(2,448)	1,301
Accrual for Legal Matters and Settlements	53	7,698
Other Assets and Liabilities	9,005	(7,655)
Net Cash (Used in) Provided by Operating Activities	(23,401)	44,495

Cash Flows from Investing Activities:
Purchases of Property and Equipment	(5,250)	(4,296)
Proceeds from Disposal of Fixed Assets	61	58
Net Cash Used in Investing Activities	(5,189)	(4,238)

Cash Flows from Financing Activities:
Common Stock Repurchased	(810)	(1,375)
Other Financing Activities	282	41
Net Cash Used in Financing Activities	(528)	(1,334)
Net (Decrease) Increase in Cash and Cash Equivalents	(29,118)	38,923
Cash and Cash Equivalents, Beginning of Year	85,189	169,941
Cash and Cash Equivalents, End of Year	$56,071	$208,864

Supplemental disclosure of non-cash operating and financing activities:
Relief of Inventory for Vouchers Redeemed for Legal Settlements	$714	$977
Tenant Improvement Allowance for Leases	(665)	(585)

LL Flooring Holdings, Inc.

GAAP to Non-GAAP Reconciliation

(Unaudited, in thousands, except percentages)

Items impacting gross margin with comparisons to the prior-year periods include:

	Three Months Ended
	March 31,
	2022		2021
	$	% of Sales	$	% of Sales

	(dollars in thousands)
Gross Profit/Margin, as reported (GAAP)	$104,079	37.3%	$115,592	40.8%

Antidumping Adjustments[1]	(241)	(0.1)%	(6,566)	(2.3)%

Adjusted Gross Profit/Margin (non-GAAP measures)	$103,838	37.2%	$109,026	38.5%

1	Represents antidumping expense associated with applicable prior-year shipments of engineered hardwood from China.

Items impacting SG&A with comparisons to the prior-year periods include:

	Three Months Ended
	March 31,
	2022		2021
	$	% of Sales	$	% of Sales

	(dollars in thousands)[2]
SG&A, as reported (GAAP)	$99,025	35.5%	$102,487	36.2%

Accrual for Legal Matters and Settlements[3]	—	—%	7,675	2.7%
Legal and Professional Fees[4]	—	—%	148	0.1%
Sub-Total Items above	—	—%	7,823	2.8%

Adjusted SG&A (a non-GAAP measure)	$99,025	35.5%	$94,664	33.4%

2	Amounts may not sum due to rounding.
3	This amount represents the charge to earnings for the Mason and Savidis matters in the first quarter of 2021, which are described more fully in Item 1, Note 7 to the condensed consolidated financial statements filed in the March 31, 2022 10-Q.
4	This amount represents charges to earnings related to our defense of certain significant legal actions during the period. This does not include all legal costs incurred by the Company.

LL Flooring Holdings, Inc.

GAAP to Non-GAAP Reconciliation

(Unaudited, in thousands, except percentages)

Items impacting operating income and operating margin with comparisons to the prior-year periods include:

	Three Months Ended
	March 31,
	2022		2021
	$	% of Sales	$	% of Sales

	(dollars in thousands)[2]
Operating Income, as reported (GAAP)	$5,054	$1.8%	$13,105	$4.6%

Gross Margin Items:
Antidumping Adjustments[1]	(241)	(0.1)%	(6,566)	(2.3)%
Gross Margin Subtotal	(241)	(0.1)%	(6,566)	(2.3)%

SG&A Items:
Accrual for Legal Matters and Settlements[3]	—	—%	7,675	2.7%
Legal and Professional Fees[4]	—	—%	148	0.1%
SG&A Subtotal	—	—%	7,823	2.8%

Adjusted Operating Income/Margin (a non-GAAP measure)	$4,813	$1.7%	$14,362	$5.1%

1,2,3,4    See the Gross Profit and SG&A sections above for more detailed explanations of these individual items.

Items impacting other income with comparisons to the prior year periods include:

	Three Months Ended
	March 31,
	2022		2021
	$	% of Sales	$	% of Sales

	(dollars in thousands)[5]
Other Income, as reported (GAAP)	$(15)	(0.0)%	$(769)	(0.3)%

Interest impact related to antidumping adjustment[6]	(84)	(0.0)%	(1,841)	(0.6)%
Sub-Total Items above	(84)	(0.0)%	(1,841)	(0.6)%

Adjusted Other Expense/Adjusted Other Expense as a % of Sales (a non-GAAP measure)	$69	0.0%	$1,072	0.4%

5	Amounts may not sum due to rounding.
6	Represents the interest income impact of certain antidumping adjustments related to applicable prior-year shipments of engineered hardwood from China.

LL Flooring Holdings, Inc.

GAAP to Non-GAAP Reconciliation

(Unaudited, in thousands, except per share data)

Items impacting earnings per diluted share with comparisons to the prior-year periods include:

	Three Months Ended
	March 31,
	2022	2021

	(in thousands)[2]
Net Income, as reported (GAAP)	$4,037	$10,622
Net Income per Diluted Share (GAAP)	$0.14	$0.36

Gross Margin Items:
Antidumping Adjustments[1]	(178)	(4,852)
Gross Margin Subtotal	(178)	(4,852)

SG&A Items:
Accrual for Legal Matters and Settlements[3]	—	5,672
Legal and Professional Fees[4]	—	109
SG&A Subtotal	—	5,781

Other Income Items:
Antidumping Adjustments Interest[6]	(62)	(1,360)
Other Income Subtotal	(62)	(1,360)

Adjusted Earnings	$3,797	$10,190
Adjusted Earnings per Diluted Share (a non-GAAP measure)	$0.13	$0.34

1,2,3,4,5,6    See the Gross Profit, SG&A and Other Income sections above for more detailed explanations of these individual items. These items have been tax affected at the Company’s federal incremental rate, which was 26.3% for the 2022 period and 26.1% for the 2021 period.